[Alberto-Culver Company Letterhead]

Exhibit 99.14

October 11, 2006

Dear Benefit Plan Participant:

A Special Meeting of Stockholders of Alberto-Culver Company (the “Company”) will be held on November 10, 2006. The record date for determining stockholders entitled to vote at the meeting was October 3, 2006.

If you are a participant in the Alberto-Culver Company Employees’ Profit Sharing Plan, the Alberto-Culver 401(k) Savings Plan and/or the Sally Beauty 401(k) Savings Plan (collectively, the “Retirement Plans”), you are the beneficial owner of the Company’s Common Stock and may instruct Prudential Bank & Trust, FSB, the trustee of each of the Retirement Plans, how to vote the shares allocated to your Retirement Plan account.

If you are a participant in the Alberto-Culver Company Employee Stock Purchase Plan (the “ESPP”), you are the beneficial owner of the Company’s Common Stock and may instruct Computershare Limited, the recordkeeper of the ESPP, how to vote your shares.

The number of shares in your benefit plan(s) appears at the top of the enclosed proxy card and are identified by a suffix with the following letters: “PSP” (Alberto-Culver Company Employees’ Profit Sharing Plan), “SBK” (Sally Beauty 401(k) Savings Plan), “ACK” (Alberto-Culver 401(k) Savings Plan) or “ESP” (Alberto-Culver Company Employee Stock Purchase Plan). If you are the registered shareholder of Common Stock outside of the plans, these shares will be identified on your proxy card by the suffix “ACV”.

Please read the enclosed Proxy Statement/Prospectus-Information Statement carefully. The Board of Directors recommends a vote FOR the proposal set forth therein. Please mark your choices, sign the enclosed proxy card and return the card in the enclosed postage-paid envelope to the Company’s transfer agent, Computershare Investor Services, Proxy Services, P.O. Box 43101, Providence, RI 02940-5067 so that the card is received before November 3, 2006.

The trustee of the Retirement Plans and the recordkeeper of the ESPP will have the voting instructions of participants in the plans tabulated and will vote the shares of the participants by submitting a final proxy card for inclusion in the tally at the Special Meeting of Stockholders.

If you do not instruct the trustee and/or recordkeeper how to vote the shares allocated to your plan account, your shares will be voted FOR the proposal set forth in the Proxy Statement/Prospectus-Information Statement.

Sincerely,

/s/ Kent E. Madlinger

Kent E. Madlinger

Director, Compensation and Benefits